AGREEMENT

This Agreement is made and entered into this 28th day of June, 2012 between and among the following parties:

Jeffrey Benison (“Benison”), an individual having his principal place of business in Valley Stream, New York who, for purposes of this Agreement appears individually but as specified hereinafter contemplates that the initial individual capacity will transferred to Little Gem Life Sciences Capital Management LLC, a Delaware limited liability company of which Benison is the controlling owner and managing member (“Little Gem”). As used herein, reference to “Benison” will include the individual Jeffrey Benison and Little Gem or a later-formed business entity which owned and controlled by Benison which, upon formation, will join in this Agreement by specific written acknowledgment provided to all parties.

Steele Resources Incorporated (“SRI”), a Nevada corporation having its principal place of business in Cameron Park, California, acting herein by its parent corporation, Steele Resources Corporation (“SRC”) which is represented herein by the majority action of its Board of Directors as evidenced by the signatures of the individual Board Members set forth below (being a majority of the Directors comprising the Board); and

For purposes of this Agreement, reference to Little Gem, or Benison, shall mean Jeffrey Benison individually and/or Little Gem, interchangeably.

BACKGROUND

1.

Reference is made to one certain agreement styled “Purchase Agreement” dated April 20, 2012 between Billali Mine as Seller and SRI as Purchaser. The Purchase Agreement is attached hereto as Exhibit “A”.

2.

Reference is made to one certain written communication styled “Letter of Demand” dated June 5, 2012 from Billali Mine to SRI.  The Letter of Demand is attached hereto as Exhibit “B”.

3.

At the time of the making and entry into the Purchase Agreement, neither SRI nor its parent company SRC had sufficient cash on hand to fund the required payment obligations owing to Seller under the Purchase Agreement.  In order to fund the initial $100,000 payment obligation owing to Seller under the Purchase Agreement, SRC borrowed $100,000 from Benison to cover the down payment due and made on or about April 20, 2012.

4.

On or about June 4, 2012 a second installment of cash down payment in the amount of $500,000 became due owing by SRI to Billali Mine.  On such due date, neither SRI nor SRC had sufficient cash on hand to fund the required payment obligation owing to Seller under the Purchase Agreement.  Consequently, on June 5, 2012 Billali Mine presented is written demand for payment and notice of 30-day cure to SRI (Letter of Demand, Exhibit B).

5.

As of the date of this Agreement, neither SRI nor SRC has been successful raising capital on any basis which would generate sufficient cash resources to pay the Seller $500,000 on or before July 4, 2012.

6.

Little Gem and Benison are prepared, only upon certain terms and conditions as set forth herein, to provide guarantees of a financial nature to Billali Mine such that the rights, titles, interests and obligations of SRI under the Purchase Agreement are to be transferred to Little Gem (and Little Gem expressly assumes all obligations of SRI as Purchaser under the Purchase Agreement); Billali Mine has acknowledged and consented to the transfer; and, Little Gem agrees to provide directly to Billali Mine the second installment of $500,000 on or before July 3, 2012.

7.

SRI and SRC are prepared to assign and transfer to Little all rights, titles and interests existing under the Purchase Agreement in its name as Purchaser to Little Gem.

8.

Upon execution of this Agreement, Little Gem agrees to pay to Billali Mine the second installment of $500,000 on or before July 3, 2012; and, Little Gem is prepared to provide additional capital, in such amounts and upon such terms as Little Gem may in its sole discretion determine, for the development of the Billali Gold and Silver Mine made the subject of the Purchase Agreement; and, create in favor of SRC a twenty percent (20%) economic interest in the Billali Gold and Silver Mine. The aforementioned 20% economic interest in the Billali Gold and Silver Mine will vest in SRC as a joint venture “qualified carried interest” (as specified hereinafter) in the net operating profits, if any, of Little Gem’s ownership and development of the Billali Gold and Silver Mine with distributions to occur over time in a manner, and with such reserves, as Little Gem in its sole discretion may determine suitable, appropriate and fair according to circumstances then prevailing.   The “qualified carried interest” to vest in SRC shall mean as follows:

The 20% joint venture interest of SRC shall be free of capital cost on the part of SRC to acquire the joint venture interest. The carried interest of SRC shall however be burdened, and SRC will be charged with its pro rata share of mine development costs and expenses over time incurred by Little Gem, including net smelter royalties and all forms of taxes incurred and paid; and, the 20% joint venture interest of SRC will be charged its pro rata share of the future costs associated with payment of the Gold Coins due Billali Mine, LLC as the Seller under the Purchase Agreement.  The “qualified carried interest” of SRC will not be burdened by the administrative expense of Little Gem as incurred in connection with its non-mining operations.

Little Gem agrees to enter into a mine contract with White Pine Mining LLC on or after the date of this Agreement. The Mine Contract with White Pine Mining LLC shall be in form and content the substantial equivalent of the contract attached hereto as Exhibit “C”; provided however, Little Gem reserves the right to amend and vary the terms, conditions and provisions of such Mine Contract as required or appropriate under circumstances arising hereafter with respect to the development of the Billali Gold and Silver Mine, subject to the concurrence of White Pine Mining LLC as the mining contractor.

NOW THEREFORE, in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is acknowledged and confessed by SRI and SRC, it is expressly agreed as follows:

1.

By its execution hereof, SRI hereby conveys to Little Gem all of its rights, titles, interests and privileges under the Purchase Agreement as the Purchaser.  Little Gem by its execution hereof assumes all of obligations of SRI as Purchaser under the Purchase Agreement whether such obligations are for payment or performance

2.

Upon execution of this Agreement by all parties, Little Gem agrees to cause payment of the second installment of $500,000 by electronic funds transfer to Billali Mine, LLC on or before July 3, 2012.

3.

Little Gem agrees to provide additional capital, in such amounts and upon such terms as Little Gem may in its sole discretion determine, for the development of the Billali Gold and Silver Mine made the subject of the Purchase Agreement; and, create in favor of SRC a twenty percent (20%) economic interest in the Billali Gold and Silver Mine. The aforementioned 20% economic interest in the Billali Gold and Silver Mine will vest in SRC as a joint venture “qualified carried interest” (as specified hereinafter) in the net operating profits, if any, of Little Gem’s ownership and development of the Billali Gold and Silver Mine with distributions to occur over time in a manner, and with such reserves, as Little Gem in its sole discretion may determine suitable, appropriate and fair according to circumstances then prevailing.   The “qualified carried interest” to vest in SRC shall mean as follows:

The 20% joint venture interest of SRC shall be free of capital cost on the part of SRC to acquire the joint venture interest. The carried interest of SRC shall however be burdened, and SRC will be charged with its pro rata share of mine development costs and expenses over time incurred by Little Gem, including net smelter royalties and all forms of taxes incurred and paid; and, the 20% joint venture interest of SRC will be charged its pro rata share of the future costs associated with payment of the Gold Coins due Billali Mine, LLC as the Seller under the Purchase Agreement.  The “qualified carried interest” of SRC will not be burdened by the administrative expense of Little Gem as incurred in connection with its non-mining operations.

It is expressly understood and agreed that Little Gem’s provision of additional capital to develop the Billali Gold and Silver Mine is a “best efforts” undertaking.  In no event shall Little Gem have or incur any liability whatsoever owing to SRI or SRC should Little Gem, in its sole exercise of discretion and prudent investment judgment, determine that additional development capital cannot or should not be arranged or committed to develop the Billali Gold and Silver Mine.  Similarly, it is expressly understood and agreed that Little Gem shall not have or incur any liability whatsoever owing to SRI or SRC in the event that the Gold Coins due Seller under the Purchase Agreement cannot be or are not timely delivered to Seller under the Purchase Agreement, and, consequently the Seller acts to terminate the Purchase Agreement as the result of such event of default.

Little Gem agrees to enter into a mine contract with White Pine Mining LLC on or after the date of this Agreement. The Mine Contract with White Pine Mining LLC shall be in form and content the substantial equivalent of the contract attached hereto as Exhibit “C”; provided however, Little Gem reserves the right to amend and vary the terms, conditions and provisions of such Mine Contract as required or appropriate under circumstances arising hereafter with respect to the development of the Billali Gold and Silver Mine, subject to the concurrence of White Pine Mining LLC as the mining contractor.

4.

As between SRI as Purchaser under the Purchase Agreement and with the express consent of Little Gem as the assignee of SRI, it is further agreed that all permanent construction performed and maintained by Billali Mine at the mine site prior to the date of the original Purchase Agreement, specifically to include but not limited to steel trestle, mine ramp emplacement, and permanent pipe lines installed, will not be altered, removed or salvaged without the prior written consent of Billali Mine, LLC, the same not to be unreasonably withheld.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and is binding upon the parties, their heirs, successors and assigns.  No amendment to the Agreement shall be enforceable unless in writing and signed by the party or parties sought to be charged with further modifications or revisions to this Agreement or the Purchase Agreement as amended hereby.  Except as modified herein, all of the terms, conditions and provisions of the Purchase Agreement as originally written remain in full force and effect and binding upon the parties thereto and Little Gem as the assignee of the Purchaser.

THIS AGREEMENT SHALL NOT BE VALID AND BINDING UPON THE PARTIES HERETO UNLESS AND UNTIL ALL PARTIES HAVE EXECUTED THE SAME.

SIGNED AND ACKNOWLEDGED the date first above written by the parties as below subscribed.

STEELE RESOURCES INCORPORATED

Acting through the Board of Directors

of its parent corporation SRC

BY:

Mark Livingston

David McClelland

Peter Kristensen

David Bridgeford

STEELE RESOURCES CORPORATION

Acting through its Board of Directors

BY:

Mark Livingston

David McClelland

Peter Kristensen

David Bridgeford

LITTLE GEM LIFE SCIENCES CAPITAL MANAGEMENT LLC

BY:

Jeffrey Benison

Jeffrey Benison, Authorized Officer and individually

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